Exhibit 99.1

HINES GLOBAL INCOME TRUST, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Hines Global Income Trust, Inc. (the “Company”), made the following acquisitions since January 1, 2018:

Property Name	Date of Acquisition	Net Purchase Price
Venue Museum District	September 21, 2018	$72.9 million
Fresh Park Venlo	October 5, 2018	$136.3 million
Maintal Logistics	December 31, 2018	$43.8 million

The unaudited pro forma consolidated statement of operations that follows assumes that all 2018 acquisitions described above occurred on January 1, 2018. An unaudited pro forma consolidated balance sheet is not presented because the Company’s 2018 acquisitions were already reflected in the Company’s consolidated balance sheet as of December 31, 2018.

The unaudited pro forma adjustments are based on available information and certain estimates and assumptions that the Company believes are reasonable and factually supportable. The unaudited pro forma consolidated statement of operations is not necessarily indicative of what actual results of operations would have been had the Company made these acquisitions on the first day of the period presented, nor does it purport to represent the results of operations for future periods. The pro forma information should be read in conjunction with the historical consolidated financial statements and notes thereto as filed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

HINES GLOBAL INCOME TRUST, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2018

	Year Ended December 31, 2018	Adjustments for the Fresh Park Venlo acquisition		Other Adjustments		Pro Forma
	(in thousands, except per share amounts)
Revenues:
Rental revenue	$68,006	$11,307	(a)	$7,054	(d)	$86,367
Other revenue	1,063	120	(a)	132	(d)	1,315
Total revenues	69,069	11,427		7,186		87,682
Expenses:
Property operating expenses	13,774	4,917	(a)	1,687	(d)	20,378
Real property taxes	8,601	261	(a)	907	(d)	9,769
Property management fees	1,845	1,062	(b)	125	(e)	3,032
Depreciation and amortization	32,478	7,510	(a)	5,604	(d)	45,592
Acquisition related expenses	144	—		—		144
Asset management and acquisition fees	5,004	—		500	(f)	5,504
Performance participation allocation	5,954	—		—		5,954
General and administrative expenses	3,131	—		—		3,131
Total expenses	70,931	13,750		8,823		93,504
Income (loss) before other income (expenses)	(1,862)	(2,323)		(1,637)		(5,822)
Other income (expenses):
Gain (loss) on derivative instruments	(272)	—		—		(272)
Gain (loss) on investments in real estate-related securities	(401)	—		—		(401)
Gain on sale of real estate	14,491	—		—		14,491
Foreign currency gains (losses)	(438)	—		—		(438)
Interest expense	(12,649)	(3,281)	(c)	(2,747)	(g)	(18,677)
Interest income	261	—		—		261
Income (loss) before benefit (provision) for income taxes	(870)	(5,604)		(4,384)		(10,858)
Benefit (provision) for income taxes	(9)	—		—		(9)
Net income (loss)	(879)	(5,604)		(4,384)		(10,867)
Net (income) loss attributable to noncontrolling interests	(13)	—		—		(13)
Net income (loss) attributable to common stockholders	$(892)	$(5,604)		$(4,384)		$(10,880)
Basic and diluted income (loss) per common share	$(0.02)	$—		$—		$(0.27)
Weighted average number of common shares outstanding	40,468					40,468

See notes to unaudited pro forma consolidated statement of operations and notes to unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2018

(a)
To record the pro forma effect of the Company’s acquisition of Fresh Park Venlo based on its historical results of operations assuming that the acquisition had occurred on January 1, 2018. Depreciation and amortization were calculated based on the fair value of the investment property using a useful life of 40 years and in place lease assets and out of market lease assets and liabilities using a useful life of the remaining lease terms, which are preliminary and subject to change.

(b)	To record the pro forma effect of the property management fee owed to an affiliate of Hines assuming that the acquisition of Fresh Park Venlo had occurred on January 1, 2018.

(c)
To record the pro forma effect of interest expense assuming that the Company had borrowings of $60.0 million under its credit facility with Hines and the secured mortgage facilities from a third party totaling €75.0 million (approximately $87.0 million assuming a rate of $1.16 per EUR on the date of the transaction) related to the acquisition of Fresh Park Venlo had been outstanding on January 1, 2018. The weighted average interest rate for all of the borrowings used to acquire Fresh Park Venlo was 2.50% at the date of acquisition. If interest rates were to increase by 1/8th of a percent, interest expense would increase by approximately $183,750.

(d)
To record the pro forma effect of the Company’s acquisition of Venue Museum District and Maintal Logistics based on their historical results of operations assuming that these acquisitions had occurred on January 1, 2018. Depreciation and amortization were calculated based on the fair values of the investment properties using a useful life of 40 years and intangible lease assets and liabilities using a useful life of the remaining lease terms.

(e)	To record the pro forma effect of the property management fee with respect to Venue Museum District and Maintal Logistics, assuming that the acquisition had occurred on January 1, 2018.

(f)	These adjustments reflect the pro forma effect of the asset management fee owed to an affiliate of Hines, assuming the Company’s acquisitions had occurred on January 1, 2018.

(g)
To record the pro forma effect of interest expense assuming the Company had approximately $45.0 million in permanent financing in place as of January 1, 2018 and borrowings of $15.0 million under its credit facility with Hines related to the acquisition of Venue Museum District, and €23.5 million (approximately $26.6 million assuming a rate of $1.134 per EUR on the date of the transaction) in permanent financing in place as of January 1, 2018 and borrowings of $14.0 million under its credit facility with Hines related to the acquisition of Maintal Logistics. The weighted average interest rate for all of the borrowings used to acquire Venue Museum District and Maintal Logistics was 3.37% as of the date of acquisition. If interest rates were to increase by 1/8th of a percent, interest expense would increase by approximately $125,750.

Notes to Unaudited Pro Forma Consolidated Financial Statements

(1) Investment Properties Acquired After January 1, 2018

Venue Museum District

On September 21, 2018, the Company acquired Venue Museum District, a multi-family community located in Houston, Texas. Venue Museum District was constructed in 2009, consists of 224 units, and is 92% leased. The contract purchase price was $72.9 million, exclusive of transaction costs and closing prorations.

Fresh Park Venlo

On October 5, 2018, the Company acquired the leasehold interest in Fresh Park Venlo, a specialized logistics park located in Venlo, the Netherlands. Fresh Park Venlo is comprised of 23 buildings constructed between 1960 and 2018, and consists of approximately 2,863,630 leasable square feet that is, in the aggregate, 92% leased to more than 60 tenants. The purchase price for Fresh Park Venlo was €117.5 million (approximately $136.3 million assuming a rate of $1.16 per EUR on the date of the transaction), exclusive of transaction costs and working capital reserves.

Maintal Logistics

On December 31, 2018, the Company acquired Maintal Logistics, a portfolio of three industrial buildings located outside of Frankfurt, Germany. Maintal Logistics consists of 386,176 square feet and is 96% leased to three tenants. The net purchase price was €38.3 million (approximately $43.8 million assuming a rate of $1.14 per EUR as of the acquisition date), exclusive of transaction costs and closing prorations.

The unaudited pro forma consolidated statements of operations assume that all 2018 acquisitions described above occurred on January 1, 2018.